EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in Amendment Number 1 to the Registration Statement (Form S-3 No. 333-38782) and to the incorporation by reference therein of our report (which contains an explanatory paragraph describing conditions that raise substantial doubt about Orologic Inc.'s ability to continue as a going concern as described in Note 2 to the financial statements) dated January 14, 2000, with respect to the financial statements of Orologic, Inc. included in Vitesse Semiconductor Corporation's Current Report on Form 8-K dated March 31, 2000, as amended on May 25, 2000 and on June 7, 2000, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

Raleigh, North Carolina
August 30, 2000